UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   February 2, 2007

SPARE BACKUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30587	23-3030650
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

72757 Fred Waring Drive, Palm Desert, California 92260

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (760) 779-0251

___________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On February 2, 2007 we entered into an exclusive agreement with DSG Retail Limited under which we will provide our Spare Backup PC backup services for DSG Retail Limited’s customers in approximately 27 countries in Europe. DSG Retail Limited is part of DSG International Plc (“DSGI”), Europe’s leading specialist electronic retailing group that sells through 1,450 stores and online and employing 40,000 people and more than 100 million customers shop in-store and online with it every year. Its brands include PC World, Currys and Dixons.co.uk in the UK and Ireland, Elkjøp in the Nordic countries, UniEuro in Italy, Kotsovolos in Greece, Electro World in central Europe, PC City in France, Spain, Italy and Sweden, and Pixmania.com across Europe.

Under the terms of the one year agreement, DSG intends to provide Spare Backup’s service through its entire network. Distribution points include but are not exclusive to:

•	all currently subscribed PC Performance agreements, (service agreements),
•	all PC Performance agreements sold during the duration of the agreement,
•	embedded within the images of computers that are provided by DSGI or branded DSGI as an icon on the desktop , and
•	in addition to direct sales through its network of sales associates.

DSG Retail has agreed to use its reasonable best efforts to promote our products. Spare Backup has agreed to provide initial training information and marketing materials for DSGI’s network of sales associates. Sales of our products will be facilitated through direct links from various points within the DSGI network in addition to associate referrals to the co-branded website.

We will generate revenues from usage fees and sales of our products by DSG Retail. The program is planned to launch at the end of February 2007.

The agreement, which may be renewed for additional one year terms, contains customary confidentiality provisions. In addition, during the term of the agreement we have agreed not to enter into any other arrangement or agreement for the provision of similar services within the countries covered by the agreement through other multiple electronic or PC retailer or nationwide supermarket, other than our existing agreements with Computer Associates and Hewlett Packard without prior consent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARE BACKUP, INC.

Date: February 8, 2007	By: /s/ Cery Perle
Cery Perle, Chief Executive Officer